EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-208341 and No. 333-202305) on Form S-8, of First Northwest Bancorp of our report dated March 12, 2018, with respect to the consolidated balance sheets of First Northwest Bancorp and Subsidiary as of December 31, 2017, June 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the six-month period ended December 31, 2017, and each of the three years in the period ended June 30, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 transition report on Form 10-KT for the transition period from July 1, 2017, to December 31, 2017, of First Northwest Bancorp.
/s/ Moss Adams LLP

Everett, Washington
March 12, 2018